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FORM 5                                                 OMB APPROVAL
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[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[X] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person(1)

    Voss            Peter           D.
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    (Last)         (First)       (Middle)

    39 De Havilland Road, Mordialloc 3195
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    (Street)

    Victoria     Australia
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Solpower Corporation - SLPW
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

    N/A
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4.  Statement for Month/Year

    March 2001
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5.  If Amendment, Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [X] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)

    Vice-Chairman
    --------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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

===================================================================================================================
                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
===================================================================================================================
1.Title of Security  2.Trans-  3.Trans-   4.Securities Acquired (A)   5.Amount of        6.Owner-    7.Nature of
  (Instr. 3)           action    action     or Disposed of (D)          Securities Ben-    ship        Indirect
                       Date      Code       (Instr. 3, 4 and 5)         eficially Owned    Form: Di-   Beneficial
                       (Month/   (Instr.8)  ------------------------    at end of          rect (D)    Ownership
                       Day/                           (A) or            Issuer's Fiscal    or Indi-    (Instr. 4)
                       Year)                Amount    (D)      Price    Year (Instr. 3     rect (I)
                                                                        and 4)             (Instr. 4)
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                                                                                                      By Dominion
Common Stock          04/28/00       4      500,000    A       $0.40     12,928,104           I     Capital Pty Ltd
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                                                                                                      By Dominion
Common Stock          04/28/00       4    1,360,000    A       $0.50     12,928,104           I     Capital Pty Ltd
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                                                                                                      By Dominion
Common Stock          12/29/00       4      482,260    A       $0.25     12,928,104           I     Capital Pty Ltd
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                                                                                                      By Dominion
Common Stock          12/20/00       4      250,000    A       $0.40     12,928,104           I      Capital, Inc.
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                                                                                                      By Intavest
Common Stock          04/28/00       4      430,000    A       $0.50     12,928,104           I         Pty Ltd
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                                                                                                      By Intavest
Common Stock          12/29/00       4      420,000    A       $0.25     12,928,104           I         Pty Ltd
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                                                                                                    By A1 Financial
Common Stock          04/28/00       4      100,000    A       $0.50     12,928,104           I    Planners Pty Ltd
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                                                                                                   Bio Engineering
Common Stock          12/29/00       4      394,294    A       $0.25     12,928,104           I        Pty Ltd
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* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
=================================================================================================================
1.Title of Derivative Security          2.Conver-       3.Trans-       4.Transac-       5.Number of Deriva-
  (Instr. 3)                              sion or         action         tion             tive Securities
                                          Exer-           Date           Code             Acquired (A) or
                                          cise            (Month/        (Instr.8)        Disposed of (D)
                                          Price of        Day/                            (Instr. 3,4, and 5)
                                          Deriva-         Year)
                                          tive Se-                                        -------------------
                                          curity                                           (A)         (D)
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Convertible Note                          $0.50           4/28/00           C                           1
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Convertible Note                          $0.40           4/28/00           C                           1
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Option(1)                                 $2.50 to
                                          $5.00           7/24/97           V             750,000
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=================================================================================================================
6.Date Exercis-       7.Title and Amount of       8.Price        9.Number         10.Owner-       11.Nature
  able and Expi-        Underlying Securities       of             of De-            ship of         of Indi-
  ration Date           (Instr. 3 and 4)            De-            rivative          Deriva-         rect Ben-
  (Month/Day/                                       riva-          Securi-           tive Se-        eficial
   Year)                                            tive           ties Ben-         curity:         Owner-
--------------------    ----------------------      Secu-          eficially         Direct          ship
 Date        Expira-                  Amount or     rity           Owned at          (D) or          (Instr.4)
 Exer-       tion                     Number of     (Instr. 5)     End of Year       Indirect
 cisable     Date        Title        Shares                       Year(Instr.4)     (I)(Instr.4)
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 N/A         N/A         Common       1,360,000     $680,000           0                D              N/A
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 N/A         N/A         Common         500,000     $200,000           0                D              N/A
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 N/A         11/24/02    Common         750,000       N/A              0                D              N/A
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
Explanation of Responses:

(1) Option not vested or subject to exercise.

                                /s/ Peter D. Voss                  7-30-2001
                         ----------------------------------    -----------------
                         **Signature of Reporting Person(1)          Date
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).